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                                                                    EXHIBIT 23.7


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
SFG Technologies Inc.

We consent to the incorporation by reference into the registration statements (as amended, as applicable) File Numbers 33-4041, 33-9570, 33-12119, 33-15680, 33-37827, 33-56762, 33-65123, 33-83402, 333-07413, 333-10919,
333-10965, 333-30947, 333-57651, 333-66149, 333-47633, 333-66147, 333-67341,
333-68621, 333-90133, 333-90139, 333-35102 and 333-35274 on Forms S-3, S-3/A
or S-8, as applicable in the circumstances of The Titan Corporation of our report dated January 31, 2000, with respect to the consolidated balance sheets of SFG Technologies Inc. as at December 21, 1999 and December 31, 1998 and the consolidated statements of operations, deficit, and cash flows for the period from January 1, 1999 to December 21, 1999, the eight months ended December 31, 1998 and the years ended April 30, 1998 and 1997 included in the Form 8K/A of The Titan Corporation dated April 17, 2000 and of our report dated June 22, 1999, except as to note 13 which is as of November 26, 1999, with respect to the consolidated balance sheets of SFG Technologies Inc. as at December 31, 1998 and April 30, 1998 and the consolidated statements of operations, deficit, and cash flows for the eight month period ended December 31, 1998 and for each of the years in the three year period ended April 30, 1998 included in The Titan Corporation 8-K/A dated January 24, 2000.

/s/ KPMG, LLP

Chartered Accountants

Vancouver, Canada
July 6, 2000